SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULE 13d-1(b), (c) AND (d) AND AMENDMENT THERETO FILED PURSUANT
                                TO RULE 13D-2(B)
                                  ------------

                             V3 SEMICONDUCTOR, INC.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

   Common Stock, par value

            $.001                                  918392101
 ------------------------------              ---------------------------------
(Title of class of securities)                  (CUSIP number)


                                December 31, 1999
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


          Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               [_]     Rule 13d-1 (b)

               [_]     Rule 13d-1 (c)

               [X]     Rule 13d-1 (d)

- ---------------------

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 918392101                   13G                    Page 2 of 5 Pages
--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Carl O. Mitchell

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY



--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Canada

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            581,339
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             581,339
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       581,339

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       Approximately 10.06%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                   Page 3 of 5 Pages


Item 1.     (a)   Name of Issuer:

                  V3 Semiconductor, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  V3 Semiconductor, Inc.
                  250 Consumers Road, Suite 901
                  North York, Ontario, Canada, M2J 4V6
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                  Carl O. Mitchell

                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                           V3 Semiconductor, Inc.
                           250 Consumers Road, Suite 901
                           North York, Ontario, Canada, M2J 4V6
                  --------------------------------------------------------------
            (c)   Citizenship:

                  Canada

                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, par value $.001 per share
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  918392101

                  --------------------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            Not Applicable

                                     13-G                   Page 4 of 5 Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:  581,339
                                          -------------------------------------,

            (b) Percent of class:  10.07%
                                 ----------------------------------------------,

                  (c) Number of shares as to which the person has:

                         (i) sole power to vote_581,339________________.

                         (ii)   shared   power   to  vote  or  to   direct   the
                    vote________________.

                         (iii)   sole   power  to   dispose  of  to  direct  the
                    disposition of 581,339.

                         (iv)   shared   power  to  dispose  or  to  direct  the
                    disposition of_____.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                February 7, 2000
                                              ----------------------------------
                                                                            Date

                                                            /s/ Carl O. Mitchell
                                              ----------------------------------
                                                                       Signature

                        Carl O. Mitchell, Chief Operating Officer, Secretary and
                                                                       Treasurer
                                              ----------------------------------
                                                                    (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).